Gladstone Capital Corporation to Transfer Preferred Stock Listing to NASDAQ

McLean, VA, April 19, 2012: Gladstone Capital Corporation (NASDAQ common stock ticker: GLAD) (the “Company”) announced today that it will transfer the listing of the Company’s 7.125% Series 2016 Term Preferred Stock, par value $0.001 per share (the “Preferred Stock”) to the NASDAQ Global Select Market (“NASDAQ”). The Preferred Stock, which previously traded on the New York Stock Exchange under the ticker symbol “GLADPRA,” will begin trading on NASDAQ on or about May 1, 2012, under the ticker symbol “GLADP.”

The Company feels that the voluntary transfer to NASDAQ will be more cost effective because all of the other publicly traded Gladstone funds and the Company’s common stock are currently traded on NASDAQ.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt securities consisting primarily of senior term loans, second term lien loans, and senior subordinate term loans in small and medium sized U.S. businesses. The Company has paid 102 consecutive monthly cash distributions on its common stock. Before paying monthly distributions on the common stock, the Company paid eight consecutive quarterly cash distributions. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation, +1-703-287-5893

The statements in this press release regarding the Company’s expected transfer of listing and any other statements that are not historical fact are “forward-looking statements.”  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that it believes to be reasonable as of the date of this press release.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. Factors that may cause such difference include, among others, the duration and effects of current economic instability, the Company’s ability to access debt and equity capital and those other factors listed under the caption “Risk Factors” of post-effective amendment no. 6 to the registration statement on Form N-2 (file No. 333-162592), filed with the SEC on March 6, 2012 (the “Form N-2”).  The risk factors set forth in the Form N-2 under the caption “Risk Factors” are specifically incorporated by reference into this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.